CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 2-88912 of Lord Abbett Tax - Free Income Fund, Inc. on Form N-1A of our reports dated November 16, 2000, appearing in the 2000 Annual Report to Shareholders of Lord Abbett Tax - Free Income Fund, Inc. and Lord Abbett Tax-Free Income Trust and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


Deloitte & Touche LLP
New York, New York
January 30, 2001